As filed with the Securities and Exchange Commission on August 9, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTREXON CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	26-0084895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway Germantown, Maryland	20876
(Address of Principal Executive Offices)	(Zip Code)

Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan

(Full title of the plan)

Randal J. Kirk

Chairman of the Board and Chief Executive Officer

Intrexon Corporation

222 Lakeview Avenue, Suite 1400,

Palm Beach, Florida 33401

(Name and address of agent for service)

(561) 410-7000

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

William I. Intner

Hogan Lovells US LLP

100 International Drive

Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	5,000,000	$7.03	$35,150,000.00	$4,260.18

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, no par value (the “Common Stock”), as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and is based upon the average of high and low sales prices of the Common Stock on The Nasdaq Global Select Market on August 5, 2019.

REGISTRATION OF ADDITIONAL SECURITIES

Intrexon Corporation (the “Company”) is hereby registering 5,000,000 additional shares of its common stock, no par value per share (the “Common Stock”), for issuance under the Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan (the “2013 Plan”). The registration statements on Form S-8 (Registration Nos.  333-190614, 333-196840, 333-205642, 333-213065, 333-219874 and 333-226821, collectively, the “Prior 2013 Plan Registration Statements”), as filed with the Securities and Exchange Commission on August 14, 2013, June 17, 2014, July 13, 2015, August 10, 2016, August 10, 2017 and August 13, 2018, respectively, relating to the same class of securities and the same benefit plan are currently effective and, in accordance with Instruction E of the General Instructions to Form S-8, the contents of the Prior 2013 Plan Registration Statements, except to the extent supplemented, amended, or superseded by the information set forth herein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, or the Virginia Stock Corporation Act (the “VSCA”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer delivers to the corporation a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer. In addition, the VSCA permits a Virginia corporation to limit the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders, except if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities laws, including insider trading or market manipulation.

The Registrant is a Virginia corporation. The Registrant’s Amended and Restated Articles of Incorporation contain provisions limiting the liability of and indemnifying its directors and officers to the extent not prohibited by Virginia law. Sections 13.1-692.1 and 13.1-696 through 13.1-704 of the VSCA are incorporated herein by reference.

ITEM 8	Exhibits.

Exhibit Number	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-189853)).

4.2	Amended and Restated Articles of Incorporation of Intrexon Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 1, 2019, as amended on the Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2017 and Quarterly Report on Form 10-Q filed on August 9, 2019)

4.3	Amended and Restated Bylaws of Intrexon Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 1, 2019)

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.

10.1	Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan, as amended (the “Plan”) (incorporated by reference to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 13, 2014, to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 17, 2015, to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 13, 2016, to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 30, 2017, to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 8, 2018 and to the amendment to the Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 12, 2019).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on August 9, 2019.

INTREXON CORPORATION
By:	/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randal J. Kirk, Rick Sterling and Donald P. Lehr, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Intrexon Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randal J. Kirk Randal J. Kirk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 9, 2019

/s/ Rick L. Sterling Rick L. Sterling	Chief Financial Officer (Principal Accounting and Financial Officer)	August 9, 2019

/s/ Steven R. Frank Steven R. Frank	Director	August 9, 2019

/s/ Vinita D. Gupta Vinita D. Gupta	Director	August 9, 2019

/s/ Fred Hassan Fred Hassan	Director	August 9, 2019

/s/ Jeffrey B. Kindler Jeffrey B. Kindler	Director	August 9, 2019

/s/ Dean J. Mitchell Dean J. Mitchell	Director	August 9, 2019

/s/ Robert B. Shapiro Robert B. Shapiro	Director	August 9, 2019

/s/ James S. Turley James S. Turley	Director	August 9, 2019